EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT dated as of June 8, 2006, by and between RAIT Investment Trust, with its principal place of business at 1818 Market Street, 28th Floor, Philadelphia, PA 19103 (the “Company”) and PLAMEN MITRIKOV, residing at the address set forth on the signature page hereof (the “Executive”).

WHEREAS, a subsidiary of the Company has entered into an agreement and plan of merger (the “Merger Agreement”) with Taberna Realty Finance Trust (“Taberna”), pursuant to which Taberna will become a wholly-owned subsidiary of the Company as of the closing of the transaction contemplated by the Merger Agreement (the “Merger”);

WHEREAS, prior to the effective time of the Merger, the Executive was employed by Taberna; and

WHEREAS, the Company wishes to employ the Executive, and the Executive wishes to accept such employment, on the terms set forth below, effective as of the effective time of the Merger, except with respect to the last sentence of Section 7.14 which shall be effective as of the date of the signing of this Agreement.

Accordingly, the parties hereto agree as follows:

1. Term. The Company hereby employs the Executive, and the Executive hereby accepts such employment, for an initial term commencing as of the effective time of the Merger and continuing for a three-year period following such date, unless sooner terminated in accordance with the provisions of Section 4 or Section 5; with such employment to continue for successive one-year periods in accordance with the terms of this Agreement (subject to termination as aforesaid) unless either party notifies the other party of non-renewal in writing prior to three months before the expiration of the initial term and each annual renewal, as applicable (the period during which the Executive is employed hereunder being hereinafter referred to as the “Term”).

2. Duties. During the Term, the Executive shall be employed by the Company as Executive Vice President-Asset Management of the Company reporting directly to Daniel Cohen (or his successor) in his capacity as Chief Executive Officer, and, as such, the Executive shall faithfully perform for the Company the duties of said offices and shall perform such other comparable duties of an executive, managerial or administrative nature as shall be specified and designated from time to time by the board of directors of the Company (the “Board”). The Executive shall devote substantially all of his business time and effort to the performance of his duties hereunder.

3. Compensation.

3.1 Salary. The Company shall pay the Executive during the Term a salary at a minimum rate of $300,000 per annum (the “Annual Salary”), in accordance with the customary payroll practices of the Company applicable to senior executives. The Board periodically shall review the Executive’s Annual Salary and may provide for such increases therein as it may in its discretion deem appropriate. (Any such increased salary shall constitute the “Annual Salary” as of the time of the increase.)

3.2 Bonus. During the Term, in addition to the Annual Salary, for each fiscal year of the Company ending during the Term, the Executive shall have the opportunity to receive an annual bonus in an amount and on such terms to be determined by the Company. The Company shall pay Executive a minimum bonus of $400,000 for the first year of his employment payable no later than April 4, 2007, provided that Executive has not been terminated for Cause prior to such date. Nothing contained in the foregoing shall limit the Executive’s eligibility to receive any other bonus under any other bonus plan, stock option or equity–based plan, or other policy or program of the Company.

3.3 Equity Incentive Plan. Executive shall be entitled to participate in the Company’s 2005 Equity Incentive Plan (the “Plan”), and other Company equity plans, and may, without limitation, be granted Options (as such term is defined in the Plan) to purchase the Company’s common shares and restricted shares under the Plan in the discretion of the Compensation Committee.

3.4 Benefits-In General. The Executive shall be permitted during the Term to participate in any group life, hospitalization or disability insurance plans, health programs, retirement plans, fringe benefit programs and other benefits that may be available to other senior executives of the Company generally, in each case to the extent that the Executive is eligible under the terms of such plans or programs. Without limiting any other provisions of this Agreement, the obligations of the Company under Section 6.11 of the Merger Agreement shall be applicable to the Executive under this Agreement.

3.5 Vacation. The Executive shall be entitled to vacation of no less than 20 business days per year, to be credited in accordance with ordinary Company policies.

3.6 Expenses-In General. The Company shall pay or reimburse the Executive for all ordinary and reasonable out-of-pocket expenses actually incurred (and, in the case of reimbursement, paid) by the Executive during the Term in the performance of the Executive’s services under this Agreement, in accordance with the Company’s policies regarding such reimbursements.

4. Termination upon Death or Disability. If the Executive dies during the Term, the Term shall terminate as of the date of death, and the obligations of the Company to or with respect to the Executive shall terminate in their entirety upon such date except as otherwise provided under this Section 4. If the Executive is unable to perform substantially and continuously the duties assigned to him due to a disability as defined for purposes of the Company’s long-term disability plan then in effect, or, if no such plan is in effect, by virtue of ill health or other disability for more than 180 consecutive or non-consecutive days out of any consecutive 12-month period and Executive’s disability is confirmed in writing by an independent physician, the Company shall have the right, to the extent permitted by law, to terminate the employment of the Executive upon notice in writing to the Executive. Upon termination of employment due to death or disability, (i) the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall be entitled to receive any Annual Salary and other benefits earned and accrued under this Agreement prior to the date of termination (and reimbursement under this Agreement for expenses incurred prior to the date of termination); (ii) the Executive shall be entitled to receive an amount equal to his Annual Salary for the remainder of the year in which such termination occurs; (iii) without duplication of any amounts due under clauses (i) and (ii), the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall receive an amount equal to the annual bonus that, in the absence of such termination, would have been payable for the fiscal year in which termination occurs, payable at such time as would have applied in the absence of such termination, with such amount to be multiplied by a fraction (x) the numerator of which is the number of days in the fiscal year preceding the termination and (y) the denominator of which is 365; (iv) all outstanding unvested equity-based awards pursuant to the Plan held by the Executive shall fully vest and become immediately exercisable, as applicable, and subject to the terms of such awards; and (v) the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall have no further rights to any other compensation or benefits hereunder, or any other rights hereunder (but, for the avoidance of doubt, shall receive such disability and death benefits as may be provided under the Company’s plans and arrangements in accordance with their terms).

5. Certain Terminations of Employment; Certain Benefits.

5.1 Termination by the Company for Cause; Termination by the Executive without Good Reason.

(a) For purposes of this Agreement, “Cause” shall mean the Executive’s:

(i)	The conviction of the Executive for any felony or other crime involving moral turpitude or fraud;

(ii)	Executive’s substantial failure to perform his material duties, and the failure to cure such performance deficiencies within sixty (60) days after receipt of written notice of such performance deficiencies;

(iii)	Executive’s breach of a material provision of this Agreement, which Company shall provide written notice of to the Executive and Executive shall have sixty (60) days to cure;

(iv)	Executive’s breach of fiduciary duty, willful misconduct, gross negligence, fraud within sixty (60) days after receipt of written notice specifying such breach, provided that the Company shall not be permitted to terminate the Executive for Cause except on written notice given to the Executive at any time not more than 30 days following the occurrence of any of the events described in clause (ii) through (v) above (or, if later, the Company’s knowledge thereof). No termination for Cause under clause (i) through (v) shall be effective unless the Board makes a determination that Cause exists after notice to the Executive, and the Executive has been provided with an opportunity (with counsel of his choice) to contest the determination at a meeting of the Board.

(b) The Company may terminate this Agreement and the Executive’s employment hereunder for Cause, and the Executive may terminate his employment on at least 30 days’ written notice given to the Company. If the Company terminates the Executive for Cause, or the Executive terminates his employment and the termination by the Executive is not for Good Reason in accordance with Section 5.2, (i) the Executive shall receive Annual Salary and other benefits (including any bonus for a fiscal year completed before termination and awarded but not yet paid, or in the event of a partial fiscal year, a pro rata bonus earned through the date of such termination, which is to be calculated based on the bonus earned in the prior fiscal year) earned and accrued under this Agreement prior to the termination of employment (and reimbursement under this Agreement for expenses incurred prior to the termination of employment); and (ii) the Executive shall have no further rights to any other compensation or benefits under this Agreement on or after the termination of employment.

5.2 Termination by the Company without Cause; Termination by the Executive for Good Reason; Termination as a Result of Non-Renewal.

(a) For purposes of this Agreement, “Good Reason” shall mean, unless otherwise consented to by the Executive,

(i)	the material reduction of the Executive’s title, authority, duties and responsibilities or the assignment to the Executive of duties materially inconsistent with the Executive’s position or positions with the Company;

(ii)	a reduction in Annual Salary of the Executive; or

(iii)	the Company’s material and willful breach of this Agreement.

Notwithstanding the foregoing, (i) Good Reason shall not be deemed to exist unless notice of termination on account thereof (specifying a termination date no later than 30 days from the date of such notice) is given no later than 30 days after the time at which the event or condition purportedly giving rise to Good Reason first occurs or arises and (ii) if there exists (without regard to this clause (ii)) an event or condition that constitutes Good Reason, the Company shall have 15 days from the date notice of such a termination is given to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder.

(b) In the event of any notice of non-renewal of this Agreement by the Company, as described in Section 1, then (i) the Executive shall receive Annual Salary and other benefits (including any bonus for a fiscal year completed before termination) earned and accrued under this Agreement prior to the non-renewal of this Agreement (and reimbursement under this Agreement for expenses incurred prior to the termination of employment), (ii) the Executive shall receive a single-sum cash payment equal to the sum of (x) the 1.5 times Executive’s Annual Salary as in effect immediately before such non-renewal, and (y) the Executive’s annual bonus, as referenced in the first sentence of Section 3.2 for the fiscal year in which such non-renewal occurs, payable upon the expiration of the Term, and (iii) all outstanding unvested equity-based awards (including without limitation stock options and restricted stock) held by the Executive shall fully vest and shall become immediately exercisable, as applicable.

(c) The Company may terminate the Executive’s employment and the Executive may terminate the Executive’s employment with the Company at any time for any reason or no reason. If the Company terminates the Executive’s employment and the termination is not covered by Section 4 or 5.1, or the Executive terminates his employment for Good Reason:

(i)	the Executive shall receive a single-sum payment equal to accrued but unpaid Annual Salary and other benefits (including any bonus for a calendar year completed before termination) earned and accrued under this Agreement prior to the termination of employment (and reimbursement under this Agreement for expenses incurred prior to the termination of employment);

(ii)	the Executive shall receive a single-sum payment of an amount equal to his Annual Salary (at the rate in effect immediately prior to termination) plus the highest bonus earned in the one year period prior to termination times 1.5; and

(iii)	all outstanding unvested equity-based awards (including without limitation Options and restricted shares) held by the Executive shall fully vest and shall become immediately exercisable, as applicable.

Notwithstanding the foregoing, no payments under Section 5.2(b) shall be made less than six months after termination to the extent required to comply with Section 409A of the Internal Revenue Code of 1986, as amended (in which case any payments deferred under this provision shall be paid upon the six-month anniversary of termination).

5.3 Change of Control. Without duplication of the foregoing, upon a “Change of Control” (as defined below) while the Executive is employed, all outstanding unvested equity-based awards shall fully vest and shall become immediately exercisable, as applicable. In addition, if, after a Change of Control, the Executive terminates his employment with the Company within the six-month anniversary of the Change of Control, such termination shall be deemed a termination by the Executive for Good Reason covered by Section 5.2. For purposes of this Agreement, “Change in Control” shall mean the happening of any of the following:

(i)	any “person,” including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but excluding the Company, any entity controlling, controlled by or under common control with the Company, any employee benefit plan of the Company or any such entity, and Executive and any “group” (as such term is used in Section 13(d)(3) of the Exchange Act) of which the Executive is a member) is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of either (A) the combined voting power of the Company’s then outstanding securities or (B) the then outstanding common shares of the Company (in either such case other than as a result of an acquisition of securities directly from the Company); provided, however, that, in no event shall a Change in Control be deemed to have occurred upon an initial public offering or a subsequent public offering of the common shares under the Securities Act of 1933, as amended;

(ii)	any consolidation or merger of the Company where the shareholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any);

(iii)	there shall occur (A) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by “persons” (as defined above) in substantially the same proportion as their ownership of the Company immediately prior to such sale or (B) the approval by shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company; or

(iv)	the members of the Board at the beginning of any consecutive 24-calendar-month period (the “Incumbent Directors”) cease for any reason other than due to death to constitute at least a majority of the members of the Board; provided that any director whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the members of the Board then still in office who were members of the Board at the beginning of such 24-calendar-month period, shall be deemed to be an Incumbent Director.

5.4 Parachutes. If any amount payable to or other benefit receivable by the Executive pursuant to this Agreement is deemed to constitute a Parachute Payment (as defined below), alone or when added to any other amount payable or paid to or other benefit receivable or received by the Executive which is deemed to constitute a Parachute Payment (whether or not under an existing plan, arrangement or other agreement), and would result in the imposition on the Executive of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then, in addition to any other benefits to which the Executive is entitled under this Agreement, the Executive shall be paid by the Company an amount in cash equal to the sum of the excise taxes payable by the Executive by reason of receiving Parachute Payments plus the amount necessary to put the Executive in the same after-tax position (taking into account any and all applicable federal, state and local excise, income or other taxes at the highest applicable rates on such Parachute Payments and on any payments under this Section 5.4 as if no excise taxes had been imposed with respect to Parachute Payments). “Parachute Payment” shall mean a “parachute payment” as defined in Section 280G of the Code. The calculation under this Section 5.4 shall be as determined by the Company’s accountants.

6. Covenants of the Executive.

6.1 Covenant Against Competition; Other Covenants. The Executive acknowledges that (i) the principal business of the Company (which expressly includes for purposes of this Section 6 (and any related enforcement provisions hereof), its successors and assigns) is the structuring, organization, consulting with, managing, servicing or otherwise engaging in the business of pooling trust preferred securities or providing financing through the issuance of similar debt securities or equity securities issued by REITs or real estate operating companies or their affiliates, wherever located, whether in a “CDO” structure or otherwise (such business herein being referred to as the “Business”); (ii) the Company is one of the limited number of persons who have such a business; (iii) the Company’s Business is, in part, national in scope; (iv) the Executive’s work for the Company in the business of CDOs primarily backed by REIT trust preferred securities (the “REIT CDO Business”) has given and will continue to give him access to the confidential affairs and proprietary information of the Company; (v) the covenants and agreements of the Executive contained in this Section 6 are essential to the business and goodwill of the Company; and (vi) the Company would not have entered into this Agreement but for the covenants and agreements set forth in this Section 6. Accordingly, the Executive covenants and agrees that:

(a) By and in consideration of the salary and benefits to be provided by the Company hereunder, and subject to Executive receiving all monies due to him under the severance arrangements set forth herein, and further in consideration of the Executive’s exposure to the proprietary information of the Company, the Executive covenants and agrees that, during the period commencing on the date hereof and ending eighteen (18) months following the date upon which the Executive shall cease to be an employee of the Company and its affiliates, he shall not in the United States, directly or indirectly, except with the prior approval of the Board, (i) engage in the REIT CDO Business (other than for the Company or its affiliates), or (ii) render any services in furtherance of the REIT CDO Business to any person, corporation, partnership or other entity engaged in the REIT CDO Business, or who has taken substantial measures, or made investments, evidencing an intention to engage in the REIT CDO Business other than incidentally as is necessary to engage in its principal business, or for any Originator (defined below); or (iii) become interested in any Originator or any person, corporation, partnership or other entity (other than the Company or its affiliates) principally engaged in the REIT CDO Business, as a partner, shareholder, principal, agent, employee, consultant or in any other relationship or capacity; provided, however, that, notwithstanding the foregoing, the Executive may invest in securities of any entity, solely for investment purposes and without participating in the business thereof, if (A) such securities are traded on any national securities exchange or the National Association of Securities Dealers, Inc. Automated Quotation System, and (B) the Executive is not a controlling person of, or a member of a group which controls, such entity (except to the extent expressly permitted herein). In addition, the restrictions of this Section 6(a) shall not apply to any existing investments or other activities of the Executive which have been disclosed in writing to and approved by the Board prior to the date hereof. For purposes of this Agreement, “Originator” shall mean a person, corporation, partnership or entity who (x) at any point prior to the date of Executive’s termination hereunder was paid fees or earned any fees or entered into any agreement with the Company or its affiliates in respect of the origination of any financing transaction by or placement of securities or issued by REITs, real estate operating companies or their affiliates, wherever located, into or through a CDO transaction or warehouse line in which the Company or any of its affiliates acted as collateral manager, or (y) which the Company engaged or plans to engage for the purpose of the placement of securities into a CDO transaction or warehouse line.

(b) During and after the period of the Executive’s employment with the Company and its affiliates, the Executive shall keep secret and retain in strictest confidence all confidential matters relating to the Company’s Business and the business of any of its affiliates and to the Company and any of its affiliates, learned by the Executive heretofore or hereafter directly or indirectly from the Company or any of its affiliates (the “Confidential Company Information”); and shall not disclose such Confidential Company Information to anyone outside of the Company except with the Company’s express written consent and except for Confidential Company Information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of the Executive or is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement.

(c) During the period commencing on the date hereof and ending eighteen (18) months following the date upon which the Executive shall cease to be an employee of the Company and its affiliates, the Executive shall not, without the Company’s prior written consent, directly or indirectly, knowingly (i) solicit or encourage to leave the employment or other service of the Company, or any of its affiliates, any employee or independent contractor thereof or (ii) hire (on behalf of the Executive or any other person or entity) any employee who has left the employment of the Company or any of its affiliates within the eighteen (18) month period which follows the termination of such employee’s employment with the Company and its affiliates, and (iii) the Executive will not, whether for his own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with the Company’s or any of its affiliates’ relationship with, or endeavor to entice away from the Company or any of its affiliates, any person who during the Term is or was a customer or client of the Company or any of its affiliates.

6.2 Rights and Remedies upon Breach. The Executive acknowledges and agrees that any breach by him of any of the provisions of Section 6.1 (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Executive breaches, or threatens to commit a breach of, any of the provisions of Section 6.1, the Company and its affiliates, in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates under law or in equity (including, without limitation, the recovery of damages), shall have the right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants.

7. Other Provisions.

7.1 Severability. The Executive acknowledges and agrees that (i) he has had an opportunity to seek advice of counsel in connection with this Agreement and (ii) the Restrictive Covenants are reasonable in geographical and temporal scope and in all other respects. If it is determined that any of the provisions of this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

7.2 Duration and Scope of Covenants. If any court or other decision-maker of competent jurisdiction determines that any of the Executive’s covenants contained in this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

7.3 Enforceability; Jurisdiction; Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement (other than a controversy or claim arising under Section 6, to the extent necessary for the Company (or its affiliates, where applicable) to avail itself of the rights and remedies referred to in Section 6.2) that is not resolved by the Executive and the Company (or its affiliates, where applicable) shall be submitted to arbitration in Philadelphia, Pennsylvania in accordance with the law a the Commonwealth of Pennsylvania and the procedures of the American Arbitration Association. The determination of the arbitrator(s) shall be conclusive and binding on the Company (or its affiliates, where applicable) and the Executive and judgment may be entered on the arbitrator(s)’ award in any court having jurisdiction.

7.4 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mails as follows:

(i)	If to the Company, to:

RAIT Investment Trust 1818 Market Street 28th Floor Philadelphia, PA 19103
Attention: General Counsel
with a copy to:
Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019
Attention: Kathleen Werner
(ii) If to the Executive, to the address set forth on the signature page hereof.

Any such person may by notice given in accordance with this Section 7.5 to the other parties hereto designate another address or person for receipt by such person of notices hereunder.

7.5 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

7.6 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

7.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAW WHICH COULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

7.8 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred, subject to Section 5.3, pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company; provided, however, that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.

7.9 Withholding. The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding it determines to be required by law.

7.10 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

7.11 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

7.12 Survival. Anything contained in this Agreement to the contrary notwithstanding, the provisions of Sections 5 and 6 and any other provisions of this Agreement expressly imposing obligations that survive termination of Executive’s employment hereunder, and the other provisions of this Section 7 to the extent necessary to effectuate the survival of such provisions, shall survive termination of this Agreement and any termination of the Executive’s employment hereunder.

7.13 Existing Agreements. The Executive represents to the Company that he is not subject or a party to any employment or consulting agreement, non-competition covenant or other agreement, covenant or understanding which might prohibit him from executing this Agreement or limit his ability to fulfill his responsibilities hereunder.

7.14 Termination of Existing Agreements. The Company, the Executive and Taberna acknowledge and agree that (i) on and after the effective time of this Agreement, the Executive’s Employment Agreement with Taberna, dated April 4, 2006 (the “Taberna Employment Agreement”) shall be of no force and effect, (ii) the Executive shall have no right to any acceleration or vesting of any equity (or equity-based) grant pursuant to any Taberna plan or program, and (iii) for the avoidance of doubt, (A) the Executive shall have no right to any acceleration or vesting of benefits pursuant to any equity (or equity-based) grant under the Taberna Employment Agreement, and (B) the Merger does not constitute a Change of Control for any purpose under the Taberna Employment Agreement. Effective as of the date hereof, Taberna agrees that it shall take no action between the date of the signing of this Agreement and the consummation of the Merger that would constitute “Good Reason” under Section 5.2a of the Taberna Employment Agreement.

7.15 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

7.16 Legal Fees. The Company shall reimburse Executive for up to $10,000 of his documented legal fees incurred in the preparation and negotiation of this Agreement.

NYA 787537.8

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written

PLAMEN MITRIKOV /s/ Plamen Mitrikov

Plamen Mitrikov RAIT INVESTMENT TRUST By:	/s/ Betsy Z. Cohen

Name: Betsy Z. Cohen

Title: Chief Executive Officer

TABERNA REALTY FINANCE TRUST
(with respect to Section 7.14)

By: /s/ Jack E. Salmon

Name: Jack E. Salmon

Title: Chief Financial Officer and Executive Vice President